EXHIBIT 99.1

SGS REPORTS RECORD QUARTERLY SALES OF $99.3 MILLION, AND QUARTERLY NET INCOME OF $8.0 MILLION FOR Q2 2011

SGS International, Inc., a provider of design-to-print graphic services to the consumer products packaging market, announces that sales in the second quarter of 2011 were $99.3 million, up 5.4%, or $5.1 million, from the $94.2 million reported for the second quarter of 2010. SGS also announces that net income for the second quarter of 2011 was $8.0 million, down $0.6 million, from the $8.6 million reported for the second quarter of 2010. The sales figure of $99.3 million is the highest ever recorded by SGS in any quarter.

The $5.4 million increase in revenue was due in large part to organic growth with our larger customers in North America. The increase was also helped by changes in foreign currency exchange rates, and by some small acquisitions. The weakening of the US Dollar versus the Canadian Dollar and the British Pound increased second quarter 2011 sales as compared to second quarter 2010 by $1.1 million and $0.8 million, respectively. Acquisitions increased second quarter 2011 revenue by $1.1 million versus second quarter 2010. US sales increased by $3.0 million for the second quarter of 2011, compared to the same quarter in 2010. Approximately $0.7 million of that $3.0 million increase was due to acquisitions. After excluding the impact of currency fluctuations, second quarter 2011 sales in Canada decreased by $0.2 million versus the second quarter of 2010. The decrease in Canada would have been $0.6 million but for an acquisition which added $0.4 million in revenue during the quarter. Gross margin percentage (exclusive of depreciation) in the second quarter of 2011 was 39.8% compared to 43.2% for the second quarter of 2010. The margin achieved in the second quarter of 2011 is more indicative of sustainable profit margins and the drop in gross margin from the unusually strong performance in 2010 was driven by investments in new productive capacity.

Sales for the first six months of 2011 were $190.9 million, up 5.8%, or $10.4 million, from the $180.5 million reported for the first six months of 2010. The increase in six-month sales was primarily due to sales increases across the United States and European customer bases. The weakening of the US Dollar versus the Canadian Dollar and the British Pound increased sales for the first six months of 2011 versus the same period in 2010 by $1.9 million and $1.0 million, respectively. Acquisitions increased 2011 sales by $1.3 million in 2011 versus 2010. Sales in the US increased by $6.0 million for the first six months of 2011 compared to the first six months of 2010. Approximately $1.0 million of that $6.0 million increase was due to acquisitions. After excluding the impact of foreign currency fluctuations and a positive impact of $0.4 million from an acquisition, sales in Canada decreased by $0.5 million for the first six months of 2011 versus the same period in 2010. Excluding the impact of foreign currency fluctuations, sales in Europe increased by $1.5 million during the first six months of 2011 versus the same period in 2010. Gross margin percentage (exclusive of depreciation) in the first half of the year was 40.2% compared to 42.2% for the first half of 2010. The six month decline in gross margin was driven by the same factors as the three month results.

Net income for the second quarter of the year decreased by $0.6 million; to $8.0 million in 2011 from $8.6 million in 2010. The decrease was primarily due to investments made to increase productive capacity and the investments in selling and marketing activities to stimulate further organic sales growth. The net income as a percent of sales for the second quarter of 2011 was 8.2% versus 9.2% for the second quarter of 2010.

Net income for the first six months of 2011 was up $1.4 million, to $15.6 million in 2011 from $14.2 million in 2010. The increase was primarily due to a lower effective tax rate of 23.3% in 2011 versus 38.7% in 2010. The lower tax rate in 2011 was due to an election that reduced the income tax withholding rate for certain inter-company accrued interest and a revision in the estimate of state tax liabilities related to the repatriation of this inter-company interest back to the United States. The impact of the lower tax rate was partially offset by investments made to increase productive capacity. The net income as a percent of sales for the first six months of 2011 was 8.2% versus 7.9% for the first six months of 2010.

EBITDA (a non-GAAP measure) decreased by $3.6 million, to $23.5 million in the second quarter of 2011 from $27.1 million for the same period in 2010. Included in these EBITDA figures are integration and consolidation costs, acquisition expenses and management fees totaling $1.1 million in the second quarter of 2011 and $0.5 million in the second quarter of 2010. EBITDA for the first six months of 2011 decreased $3.2 million to $45.9 million, compared to $49.1 million for the same period in 2010. Included in these EBITDA figures are integration and consolidation costs, acquisition expenses and management fees totaling $1.5 million for the first six months of 2011 and $1.0 million for the first six months of 2010. The reconciliation of this non-GAAP measure to the GAAP measure of net income is as follows:
	Quarter Ended 06/30/11 (in millions)	Quarter Ended 06/30/10 (in millions)	Six Months Ended 06/30/11 (in millions)	Six Months Ended 06/30/10 (in millions)
Net income	8.0	8.6	15.6	14.2

Add:
Depreciation and amortization	6.0	5.8	11.8	11.7
Amortization Recorded through Net Sales	0.2	0.2	0.4	0.3
Other Expense/(Income)	(0.1)	0.1	0.2	0.6
Interest expense	6.6	6.7	13.2	13.4
Income tax provision	2.8	5.7	4.7	8.9

EBITDA	$ 23.5	$ 27.1	$ 45.9	$ 49.1

While EBITDA is a non-GAAP measure, management believes its inclusion enhances the users' overall understanding of the Company's current financial performance and future prospects. This non-GAAP financial information should be considered in addition to, and not as a substitute for, or superior to, results prepared in accordance with GAAP.

Hank Baughman, CEO of SGS, said "During the first half of 2011 past and ongoing investments in sales, marketing and productive capacity began paying off in terms of record revenues. We also made three small but important acquisitions which will help us in the future by enhancing our capabilities and our customer base. We expect this trend of organic growth and opportunistic acquisitions to continue during the rest of 2011 and into future years."

SGS International, Inc. is the parent company of Southern Graphic Systems, Inc., a global leader in the digital imaging and communications industry offering design-to-print graphic services to the international consumer products packaging market.

Conference Call Notification

SGS International, Inc. will hold a teleconference at 10:00 AM EDT on Tuesday, August 16, 2011. Please dial (1-800-230-1059) in the USA or (1-612-234-9960) internationally to access the call. The conference ID number is 212349.

Please contact Jim Dahmus, CFO of SGS, at 1-502-634-5295 if you have any questions about this release.